EXHIBIT 11

COMPUTATION OF SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE



                                                       Year ended December 31,
                                                     1999       1998       1997
                                                   -----------------------------
        Net Loss                                   $ (786)   $(1,800)   $(1,116)
        Basic and  Diluted Net Loss
        Per Share:
        Weighted Average SharesUsed in Computing
         Per Share Amounts                         16,529     16,274     14,007
                                                  -------    -------    -------
        Basic and Diluted Net Loss Per Share       $(0.05)    $(0.11)    $(0.08)
                                                  -------    -------    -------





Note: Options to purchase 1,523,489, 1935,976, and 248,342 shares of common stock were outstanding as of December 31, 1999, 1998, and 1997, respectively, and were not included in the computation of diluted earnings per share because of the Company's net losses for those years.